Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

XENOPORT, INC.

at

$7.03 NET PER SHARE

Pursuant to the Offer to Purchase dated June 6, 2016

by

AP ACQUISITION SUB, INC.

an indirect wholly owned subsidiary of

ARBOR PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM,

NEW YORK CITY TIME, ON JULY 1, 2016 UNLESS THE TENDER OFFER IS EXTENDED.

June 6, 2016

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 6, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by AP Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Arbor Pharmaceuticals, Inc., a Delaware corporation (“Arbor”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of XenoPort, Inc., a Delaware corporation (“XenoPort”), at a purchase price of $7.03 per Share, net to the holder thereof in cash, upon the terms and subject to the conditions of the Offer. Also enclosed is XenoPort’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you want us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $7.03 per Share, net to you in cash.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 21, 2016, by and among Arbor Pharmaceuticals, LLC, Purchaser and XenoPort (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into XenoPort (the “Merger”). Each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by XenoPort (or in XenoPort’s treasury), Arbor Pharmaceuticals, LLC or Purchaser (or any other wholly owned subsidiary of Parent), all of which will cease to exist and (ii) Shares owned by XenoPort stockholders who have preserved their appraisal rights under Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $7.03 in cash

(or any greater per Share price paid in the Offer), subject to any applicable tax withholding. Following the effective time of the Merger, XenoPort will continue as the surviving corporation and become an indirect wholly owned subsidiary of Arbor, and the separate corporate existence of the Purchaser will cease.

4. The XenoPort Board of Directors, among other things, unanimously: (i) determined that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, XenoPort’s stockholders; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by XenoPort; (iii) declared that the Merger Agreement is advisable; (iv) resolved to recommend that the stockholders of XenoPort tender their Shares pursuant to the Offer; and (v) elected to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement pursuant to Section 251(h) of the DGCL.

5. The Offer and withdrawal rights will expire at 11:59 PM, New York City time, on July 1, 2016 unless the Offer is extended by the Purchaser.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase, including, among other things, (i) the number of Shares that have been validly tendered and not withdrawn prior to the expiration of the Offer (not including Shares tendered pursuant to guaranteed delivery procedures that are not actually delivered prior to the expiration of the Offer), together with those Shares already owned by Parent and its affiliates, constitute at least a majority of the issued and outstanding Shares and (ii) the expiration or termination of the waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

7. Tendering stockholders who are registered stockholders or who tender their Shares directly to Computershare, the Depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer.

If you desire to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

XENOPORT, INC.

at

$7.03 NET PER SHARE

Pursuant to the Offer to Purchase

dated June 6, 2016

by

AP ACQUISITION SUB, INC.

an indirect wholly owned subsidiary of

ARBOR PHARMACEUTICALS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 6, 2016, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by AP Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Arbor Pharmaceuticals, Inc., to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of XenoPort, Inc., a Delaware corporation, at a purchase price of $7.03 per Share, net to the seller in cash, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES	*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

Please Print Names(s)

Address:

Include Zip Code

Area code and Telephone no.:

Tax Identification or Social Security No.:

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